Exhibit 99.1
Autoliv Inc. Financial Report January - March 2003
Sales up 21% to $1,246 million Earnings before tax up 29% to $80 million Earnings per share up 35% to $.54 Continued strong cash generation

(Stockholm, April 24, 2003) - - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the world-wide leader in automotive safety systems - reported record sales, and strong earnings and cash flow for the three-month period which ended March 31, 2003.

Despite only a 1% increase in the underlying light vehicle production, sales rose by 21% to $1,246 million, operating income by 25% to $90 million and income before income taxes by 29% to $80 million compared to the corresponding quarter 2002. Net income rose by 32% to $52 million and earnings per share by 35% to 54 cents.

The operations generated $108 million in cash before investments. Net debt to capitalization stood almost unchanged at 30% despite $34 million in share buy-backs.

Stronger foreign currencies, the acquisition of VRE in April last year and a 5% organic growth drove sales, earnings and cash flow.

Market Overview
During the three-month period January through March 2003, light vehicle production increased by approximately 1% in the Triad (i.e. Western Europe, North America and Japan) compared to the year-ago quarter.

In Europe, where Autoliv generates more than half of its revenues, vehicle production is estimated to have stood unchanged despite two more working days due to the Easter holiday effect in March last year. During the quarter, Ford has ramped up production for the new Fiesta, Renault for the new Mégane, Mercedes for the new E-class Station Wagon and Volvo for the XC-90, all vehicles to which Autoliv is a major supplier. At the same time, however, production of some older vehicle models has been scaled back earlier than expected. Capacity utilization has, as a result, been uneven in Autoliv's plants.

In North America, which accounts for one third of Autoliv's revenues, light vehicle production increased by less than 3%. The increase was concentrated in the light truck segment which increased by 10%, while the passenger car segment to which Autoliv's seat belt sales are more exposed declined by 6%. GM increased production by 7% and the Asian and European transplants' production was up 5%, while Ford's production was flat and Daimler-Chrysler reduced production by 4%.

In Japan, which accounts for a tenth of consolidated sales, light vehicle production increased by 1%.

In addition to vehicle production, the automotive safety market is driven by the rollout of new safety products, such as the Inflatable Curtain from Autoliv. The penetration rate for such head airbags for side-impact protection is increasing rapidly in Europe, where the rate already exceeds 35%. In Japan, this protection system is currently installed in 10% of the new vehicles and the penetration rate is accelerating. In the U.S., the installation rate is still less than 10%. The U.S. Insurance Institute of Highway Safety (IIHS) has started a new side impact testing program, which could make U.S. vehicle consumers more aware of the benefits of this new safety system as the results from these tests are published. Spokesmen for the National Highway Traffic Safety Administration (NHTSA) have also said that the Agency is considering changes to its testing pro-grams to promote better occupant protection in side impacts and rollovers.

Consolidated Sales
Consolidated net sales during the three-month period which ended March 31, 2003, rose by 21% to $1,246 million compared to the corresponding period 2002. Currency translation effects boosted sales by 12%, while last year's acquisition of VRE increased sales by 4%. Consequently, organic sales growth (sales excluding currency effects and changes in the consolidated structure) was 5%, compared with the increase in light vehicle production in the Triad of approximately 1%.

Autoliv's organic sales were primarily driven by strong performance in Asia, and strong demand for head side-curtains mainly in Europe and Asia, as well as by higher market shares for seat belts in Europe and Asia. Autoliv's unit sales for the Inflatable Curtain rose by more than 35% and the average delivery price for this product continued to rise.

Sales by Region
Sales from Autoliv's European companies rose by 30%. Currency effects added 21% to these revenues and the VRE-acquisition 3%. The organic sales increase of 6% was due to higher market share for seat belts and safety electronics as well as to the rollout of head-curtain airbags.

Sales from Autoliv's North American companies were flat. The acquisition of VRE added 7% to these revenues, but organic sales decreased at the same rate. Seat belt revenues were negatively affected by the unfavorable vehicle mix and by the on-going contract changeovers discussed in previous quarterly reports. In addition, inflator sales declined primarily as an effect of phasing out some high-price, low-margin inflators that were part of the OEA acquisition.

Sales from Autoliv companies in Japan rose by over 40% and by 30% excluding currency effects, compared to the 1% increase in the Japanese vehicle production. The strong performance was due to the Inflatable Curtain with particularly strong ramp up of deliveries to Lexus' LX470 and RX300/330; Nissan's Skyline, FX45 and Terrano; and Toyota's Corolla, Hilux and Land Cruiser. Transfer of business, mainly from North America, also contributed to the sales increase.

Sales from Autoliv companies in the Rest of the World almost doubled mainly due to new business in Korea and strong demand for frontal airbags.

Sales by Product
Sales of airbag products (incl. steering wheels) increased by 21% to $880 million. Excluding an 11% effect from currencies and a 6% effect from the VRE-acquisition, the organic increase was 4% which compares favorably with the 1% increase in light vehicle production. The increase in organic sales was due to the Inflatable Curtain and higher volumes generated by a new more cost-efficient passenger airbag. The increase was also due to higher sales of electronics and steering wheels.

Sales of seat belt products (incl. seat sub-systems) rose by 21% to $365 million including currency effects of 15%. The organic growth of 6% was mainly the result of higher market shares in Europe and new business in Korea.

Earnings
Due to the strong sales performance, earnings improved on all levels in the income statement.

Gross profit increased by 21% to $229 million and gross margin was maintained at 18.4% despite pricing pressure from customers and the consolidation of VRE. These negative effects were offset by lower cost of sales, primarily due to reductions in freight and component costs.

Operating income rose by 25% to $90 million and operating margin improved to 7.2% from 7.0%. Less than half of the income increase was due to currency translation effects. Research, development and engineering expenses rose to 5.9% of sales, which mainly reflects the strong order-intake during last year. The R,D&E ratio was also affected by stronger currencies in Europe, where Autoliv has most of its R,D&E activities.

Net interest expense was reduced by $.4 million to $11.1 million as a result of lower average net debt. A favorable effect of $1.2 million from lower interest rates was offset by a negative currency effect of the same amount.

Income before income taxes improved by 29% to $80 million, mainly as a result of the strong sales performance.

The effective tax rate was reduced from 34% to 33%, i.e. to the same level as for the full year of 2002.

Net income rose by 32% to $52 million and earnings per share by 35% to 54 cents. The stock-repurchase program has reduced the average number of shares outstanding (assuming dilution) to 96.1 million during this year's first quarter from 98.2 million during last year's first quarter. The net impact of the repurchase program and of the lower tax rate was 1 cent each on earnings per share. Currency exchange effects (including both translation and transaction effects) also added 1 cent to earnings per share.

Cash Flow and Balance Sheet
For the sixth quarter in a row, operations generated a strong cash flow. The positive cash flow during the quarter this year was primarily due to higher sales and earnings.

Before investments, the positive cash flow was $108 million, despite the fact that working capital increased during the quarter. In relation to sales, however, working capital stood almost unchanged and amounted to approximately 9% both at the beginning and the end of the quarter. This is in line with Autoliv's target that working capital should not exceed 10% of last 12-month sales.

After investments, operations generated $34 million compared to $68 million in the year-ago quarter. Investments in property, plant and equipment rose by $15 million to $60 million. Acquisition of businesses also rose by $15 million compared to the same quarter 2002. Despite the increase in capital expenditures, depreciation was in line with these investments.

The largest capital expenditures were additional airbag assembly capacity in the U.S., inflator capacity in Europe and North America, and more manufacturing capacity for electronics.

Due to the seasonably strong sales in March, the accounts receivable increased during the quarter to 81 days of average daily sales from 78 days at the beginning of the quarter. Compared to the end of March 2002, the receivables declined by 3 days of average daily sales. Inventories decreased during the quarter from 31 days of average daily sales to 29 days, the same level as a year ago.

During the quarter, Autoliv has continued to return funds to shareholders by repurchasing shares for $34 million in addition to raising the quarterly dividend to $13 million. Autoliv's financial position has also been affected by the acquisition of the remaining shares in Livbag for $14 million. Despite these payments and the higher capital expenditures, the net debt to capitalization stood almost unchanged at 30% at the end of the quarter compared to 29% at the beginning.

Net debt increased by $16 million to $880 million and gross interest-bearing debt by $47 million to $1,013 million at the end of the quarter.

Equity increased during the quarter by $22 million despite the repurchase of shares and the payment of the quarterly dividend. Equity was favorably impacted by $14 million from currency effects due to the weaker U.S. dollar and by $3 million from changes in the market value of cash-flow hedges.

Headcount
The total headcount (employees plus temporary hourly workers) stood almost unchanged at 34,200.

The headcount in low-labor-cost countries increased by 50, but this increase was offset by a similar headcount reduction in high-labor-cost countries. Currently, Autoliv has approximately 30% of its headcount in low-labor-cost countries compared to less than 10% four years ago.

Prospects
In North America, light vehicle production is expected to drop by approximately 10% during the second quarter and - as indicated in the previous report - by 2-4% during the full year. In Europe, light vehicle production is expected to decline for the full year at approximately the same rate as in North America. In the second quarter, European light vehicle production is expected to be flat compared to the same period 2002.

Two factors are expected to impact Autoliv's sales favorably in comparison with the second quarter 2002. The consolidation of NSK's Asian seat belt operations is expected to add 3% to revenues and currency effects are expected to add another 10% during the second quarter, assuming that the current exchange rates prevail. The consolidation of the NSK operations will, however, have only a marginal income effect. Based on these assumptions, consolidated sales are expected to increase by close to 10% during the second quarter.

The production cutbacks among the North American vehicle producers will result in many Autoliv production lines being underutilized during the second quarter and hence exert a drag on margins. However, Autoliv expects to be able to improve the operating margin achieved during the first quarter and reach almost the same margin as during the corresponding quarter 2002.

Launches during 1st Quarter
Some important new Autoliv programs during the past months have been:
  Audi's new A3: Frontal seat belts with pretensioners and Inflatable Curtains
  Chrysler's new Pacifica: Smart frontal airbag with steering wheel, Inflatable Curtains, driver knee airbag, and seat belts including pretensioners to the front-seat belts with degressive load limiters
  Ford's new Streetka: Frontal airbags, head & thorax side airbags and seat belts with pretensioners
  Lancia's new Ypsilon: Smart driver airbag and electronics
  Mitsubishi's new Chariot Grandis: Driver airbag with steering wheel and Inflatable Curtains
  Opel's new Meriva: Seat belts with pretensioners.
  Peugeot's new 307 CC: Smart frontal airbags, Head & thorax side bags, seat belts and rollover sensor
  Pontiac's new Grand Prix: Smart frontal airbags with steering wheel and seat belts with pretensioners
  Renault's new Scenic: Smart frontal airbags with steering wheel, side airbags, Inflatable Curtains, seat belts with pretensioners (incl. dual pretensioners for the driver) and electronics
  Rovers' 25/45/75: Airbag electronics
  Toyota's Corolla: Inflatable Curtain

Other Significant Events
  As of April 1, Autoliv exercised its options from NSK and acquired the remaining 60% of the shares in the second largest Japanese seat belt company. The operations have close to $150 million in annual sales and 1,200 employees, mainly in Thailand and Japan. The consolidation of NSK's Asian seat belt operations is expected to have only a marginal income effect.
  In March, Autoliv exercised its option and acquired the remaining 17% of the shares in Livbag, Europe's leading producer of inflators and initiators for automotive safety systems. Last year, Livbag and its initiator subsidiary NCS had over €350 million in sales, mainly to Autoliv, and a headcount of 2,100. Livbag and NCS have approximately a fifth of the global market for airbag inflators, a quarter of the global initiator market and 50% of the global market for micro gas generators used in seat belt pretensioners.
  Autoliv has signed an agreement with a group of 16 banks for an $850 million revolving credit facility. It replaces the existing revolving credit facility of $804 million and extends the maturity of the Company's debt. Compared to the existing $804 million facility, the new loan has a more favorable covenant structure. The loan is made up of a $570 million facility which has a maturity of five years with extension options for two additional years. The other part is a $280 million facility which has a 364-day maturity, which can be renewed up to four times. The loan facilities have a margin of 0.45% p.a. over LIBOR, given the present BBB+ rating from Standard and Poor's.
  Autoliv's Ogden Airbag Module Facility and Airbag Inflator Facility in Utah, have been awarded the Shingo Prize, which - according to Business Week - is "the Nobel Prize of manufacturing".
  During the quarter, Autoliv repurchased close to 1.7 million shares for $34 million. The total number of repurchased shares amounts to close to 7.8 million.

Meeting of Stockholders
The Annual General Meeting of Stockholders will be held in Chicago on April 29, 2003. Holders of record at the close of business on March 4, 2003 are entitled to be present and vote at the Meeting.

Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card were mailed at the end of March to Autoliv's stockholders. Stockholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

Dividend and Next Report
A dividend of 13 cents per share will be paid on June 5, 2003 to Shareholders of record as of May 6. The ex-date, when the shares will trade without the right to the dividend, is May 2.

The next quarterly report, which covers the period April 1 through June 30, will be published on July 17, 2003.

"Safe Harbor Statement"
Statements in this report that are not statements of historical fact may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC).

Definitions and SEC Filings
Please refer to www.autoliv.com/financial info or to the Annual Report for definitions of financial terms used in this report.

The filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, managements certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's web site www.sec.gov and at www.autoliv.com.

A tele-conference will be held today at 3 p.m. CET (9 a.m. New York time).
In Europe call: +44-208-240 8243
In N. America: +1-303-713 7929.
It will also be available and archived at www.autoliv.com under Financial info/Calendar.

KEY RATIOS
	Quarter January - March		Latest 12 months	Full year
	2003	2002	April 02-March 03	2002
Earnings per share 1)	$.54	$.40	$1.98	$1.84
Equity per share	21.84	19.35	21.84	21.25
Working Capital, $ in millions	409	423	409	385
Capital employed, $ in millions	2,948	2,863	2,948	2,911
Net debt, $ in millions	880	963	880	864
Net debt to equity, %	43	51	43	42
Net debt to capitalization, % 2)	30	33	30	29

Gross margin, % 3)	18.4	18.4	18.3	18.2
Operating margin, % 4)	7.2	7.0	7.5	7.4

Return on equity, %	10.0	8.3	9.7	9.2
Return on capital employed, %	12.4	10.1	12.1	11.6

Average no. of shares in millions 1)	96.1	98.2	97.4	98.0
No. of shares at period-end in millions5)	94.7	98.0	94.7	96.3
No. of employees at period-end	30,400	28,200	30,400	30,100
Headcount at period-end	34,200	31,900	34,200	34,200
Days receivables outstanding 6)	81	84	81	78
Days inventory outstanding 7)	29	29	29	31

1)Assuming dilution
2)Net debt in relation to net debt and equity
3)Gross profit relative to sales
4)Operating income relative to sales
5)Net of treasury shares
6)Outstanding receivables at average exchange rates relative to average daily sales
7)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2003	2002	April 02-March 03	2002
Net sales
- Airbag products	$880.3	$726.0	$3,314.3	$3,160.0
- Seat belt products	365.4	303.0	1,345.8	1,283.4
Total net sales	1,245.7	1,029.0	4,660.1	4,443.4

Cost of sales	(1,016.9)	(840.0)	(3,809.5)	(3,632.6)
Gross profit	228.8	189.0	850.6	810.8

Selling, general & administrative expenses	(62.8)	(50.6)	(231.2)	(219.0)
Research, development & engineering expenses	(73.6)	(59.3)	(244.1)	(229.8)
Amortization of intangibles	(5.3)	(4.6)	(20.1)	(19.4)
Other income (expense), net	2.6	(2.8)	(6.4)	(11.8)
Operating income	89.7	71.7	348.8	330.8

Equity in earnings of affiliates	1.4	1.1	4.4	4.1
Interest income	1.0	1.4	5.7	6.1
Interest expense	(12.1)	(12.9)	(54.2)	(55.0)
Other financial items	(0.2)	0.7	(0.2)	0.7
Income before income taxes	79.8	62.0	304.5	286.7

Income taxes	(26.3)	(21.1)	(99.8)	(94.6)
Minority interests in subsidiaries	(2.0)	(1.9)	(11.7)	(11.6)
Net income	51.5	39.0	193.0	180.5

Earnings per share	$.54	$.40	$1.98	$1.84

CONSOLIDATED BALANCE SHEET (Dollars in millions)
	March 31	December 31	March 31
	2003	2002	2002
Assets
Cash & cash equivalents	$133.4	$101.5	$83.9
Receivables	1,086.9	1,008.6	932.3
Inventories	376.0	381.5	315.7
Other current assets	81.4	62.2	98.9
Total current assets	1,677.7	1,553.8	1,430.8

Property, plant & equipment, net	925.7	916.9	829.5
Goodwill assets, net	1,499.5	1,498.2	1,471.8
Intangible assets, net	191.4	192.1	208.1
Other assets	134.0	133.8	112.0
Total assets	$4,428.3	$4,294.8	$4,052.2

Liabilities and shareholders' equity
Short-term debt	$107.6	$122.9	$40.4
Accounts payable	612.2	619.3	507.2
Other current liabilities	523.2	447.6	416.7
Total current liabilities	1,243.0	1,189.8	964.3

Long-term debt	905.5	842.7	1,006.1
Pension liability	46.5	42.8	39.1
Other non-current liabilities	131.5	131.7	114.0
Minority interest in subsidiaries	33.3	41.1	28.5
Shareholders' equity	2,068.5	2,046.7	1,900.2
Total liabilities and shareholders' equity	$4,428.3	$4,294.8	$4,052.2

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)
	Quarter January - March		Latest 12 months	Full year
	2003	2002	April 02-March 03	2002
Net income	$51.5	$39.0	$193.0	$180.5
Depreciation and amortization	66.9	57.0	258.4	248.5
Deferred taxes and other	6.7	(6.0)	38.2	25.5
Change in working capital	(17.4)	22.7	14.4	54.5
Net cash provided by operating activities	107.7	112.7	504.0	509.0

Capital expenditures, net	(60.3)	(45.3)	(232.9)	(217.9)
Acquisitions of businesses, net	(13.7)	1.0	(37.0)	(22.3)
Net cash before financing	33.7	68.4	234.1	268.8

Increase (decrease) in short-term debt	(16.1)	(30.4)	(9.5)	(23.8)
Issurance of long-term debt	63.0	-	68.6	5.6
Repayments & other changes in long- term debt	(5.5)	(32.2)	(138.7)	(165.4)
Dividends paid	(12.5)	(10.8)	(44.6)	(42.9)
Stock options exercised	0.1	-	0.8	0.7
Shares repurchased	(33.7)	-	(64.1)	(30.4)
Other, net	1.7	2.7	(1.8)	(0.8)
Effect of exchange rate changes	1.2	2.0	4.7	5.5
Increase (decrease) in cash and cash equivalents	31.9	(0.3)	49.5	17.3
Cash and cash equivalents at beginning of period	101.5	84.2	83.9	84.2
Cash and cash equivalents at end of period	$133.4	$83.9	$133.4	$101.5